Exhibit 8.1

                   [Letterhead of Jones, Day, Reavis & Pogue]

                                 April 12, 2002

Omnicom Group Inc.
437 Madison Avenue
New York, NY 10022

Ladies and Gentlemen:

      We have acted as counsel for Omnicom Group Inc., a New York corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the "Registration Statement"), with respect to the registration for resale under the Securities Act of 1933, as amended (the "Act) of $900,000,000 aggregate principal amount of the company's Zero Coupon Zero Yield Convertible Notes due 2032 (the "Notes") and the shares of Common Stock, par value $0.15 per share (the "Common Stock"), issuable upon conversion of the Notes.

      In connection with our opinion we have reviewed and are relying upon the Registration Statement, including the exhibits thereto, the representations contained in a letter addressed to us from the Company and dated the date hereof, and such other documents, records and instruments as we have deemed necessary or appropriate for purposes of this opinion.

      This opinion is based upon current provisions of the Internal Revenue Code of 1986, as amended, and the legislative history thereto and Treasury Regulations issued thereunder, current administrative rulings and practices of the Internal Revenue Service and judicial decisions, all of which are subject to change or differing interpretation, possibly with retroactive effect, at any time.

      Based upon and subject to the foregoing, we hereby confirm that the discussion set forth in the Registration Statement under the heading "Federal Income Tax Considerations," subject to the qualifications set forth therein, to the extent it states matters of law, summaries of legal matters, or legal conclusions with respect thereto under the laws of the United States, is a fair summary in all material respects.

      We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement filed by the Company to register the resale of the Notes and Common Stock under the Act and to the reference to us under the caption "Federal Income Tax Considerations" in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                            Very truly yours,

                                            /s/ Jones, Day, Reavis & Pogue

                                            Jones, Day, Reavis & Pogue